ELEVENTH AMENDMENT TO
AGREEMENT OF LIMITED PARTNERSHIP
OF
HERSHA HOSPITALITY LIMITED PARTNERSHIP
July 31, 2019

THIS ELEVENTH AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Eleventh Amendment”), dated as of July 31, 2019, is entered into by HERSHA HOSPITALITY TRUST, a Maryland real estate investment trust, as general partner (the “General Partner”) of HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership (the “Partnership”), for itself and on behalf of the limited partners of the Partnership.

WHEREAS, the Amended and Restated Agreement of Limited Partnership of the Partnership was executed on January 26, 1999, a First Amendment thereto was executed on December 31, 1999, a Second Amendment thereto was executed on April 21, 2003, a Third Amendment thereto was executed on August 5, 2005, a Fourth Amendment thereto was executed on May 18, 2011, a Fifth Amendment thereto was executed on March 26, 2013, a Sixth Amendment thereto was executed on December 23, 2014, a Seventh Amendment thereto was executed on June 22, 2015, an Eighth Amendment thereto was executed on May 27, 2016, a Ninth Amendment thereto was executed on November 4, 2016, and a Tenth Amendment thereto was executed on April 26, 2017 (the “Partnership Agreement”); and

WHEREAS, pursuant to the authority granted to the General Partner pursuant to Article XI of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement to identify the Partnership Representative (as defined below).
NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

I.	Article I shall be amended by adding the following definitions in alphabetical order:

“Designated Individual” has the meaning set forth in Section 10.05(b).

“Partnership Audit Rules” means Sections 6222 through 6241 of the Code and any Treasury Regulations thereunder and comparable provisions of state and local law.

“Partnership Representative” has the meaning set forth in Section 10.05(b).

II.	The definition of Indemnitee shall be amended by deleting the period at the end of the sentence and adding the following:
“, and (iii) any Partnership Representative and any Designated Individual.”

III.	Section 10.05 shall be deleted in its entirety and replaced with the following:

10.05 Tax Matters Partner; Partnership Representative; Tax Elections; Special Basis Adjustments.

(a)For each taxable year of the Partnership beginning before January 1, 2018, the General Partner shall be the Tax Matters Partner of the Partnership within the meaning of Section 6231(a)(7) of the Code. As Tax Matters Partner, the General Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. The General Partner shall have the right to retain professional assistance in respect of any audit of the Partnership by the Service and all out-of-pocket expenses and fees incurred by the General Partner on behalf of the Partnership as Tax Matters Partner shall constitute Partnership expenses. In the event the General Partner receives notice of a final Partnership adjustment under Section 6223(a)(2) of the Code, the General Partner shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Limited Partners on the date such petition is filed, or (ii) mail a written notice to all Limited Partners, within such period, that describes the General Partner's reasons for determining not to file such a petition.

(b)For each taxable year of the Partnership beginning on or after January 1, 2018, the General Partner shall act as or appoint the “partnership representative” of the Partnership for purposes of Section 6223(a) of the Code and any comparable provisions of state and local law and, if necessary, shall appoint a “designated individual” within the meaning of Treasury regulations section 301.6223-1 and any comparable provisions of state and local law (the “Partnership Representative” and “Designated Individual,” respectively). The General Partner may designate a new Partnership Representative or Designated Individual at any time subject to applicable law and shall designate a new Partnership Representative or Designated Individual if such person or entity resigns or is deemed ineligible. The Partnership Representative shall have all of the powers and responsibilities of such position as provided in the Code and Treasury regulations and may take any action or make any elections contemplated by Partnership Audit Rules in its sole and absolute discretion. The Partnership Representative shall have the right to retain professional assistance as it, in its sole and absolute discretion, determines is necessary to or useful in the performance of its duties, and all out-of-pocket expenses and fees incurred by or in respect of the Partnership Representative shall constitute Partnership expenses. Any Person who serves as Partnership Representative or Designated Individual shall not be liable to the Partnership or any Partner for any action it takes or fails to take in such capacity, unless such action or failure to act constitutes gross negligence or deliberate misconduct. The provisions relating to indemnification of the Indemnitees set forth in Section 6.03 hereof shall be fully applicable to the Partnership Representative and the Designated Individual, if any, acting as such. Upon the Partnership’s request, each Partner shall provide to the Partnership within the required time frame any information that the Partnership Representative believes may be necessary or appropriate to resolve any tax issue relating to the Partnership or comply with or be eligible to invoke any aspect of the Partnership Audit Rules. Notwithstanding any provision of this Agreement to the contrary, any taxes, penalties, and interest payable by the Partnership under the Partnership Audit Rules shall be treated as attributable to the Partners, and, to the extent possible, the Partnership Representative shall allocate the burden of any such amounts to those Partners to whom such amounts are reasonably attributable. Any such amounts allocated to a Partner, at the option of the Partnership Representative, shall (a) be promptly paid to the Partnership by such Partner or (b) be paid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner. The obligations of each Partner (or former Partner) under this Section 10.05(b) shall survive the Transfer by such Partner of its interest in the Partnership or the dissolution of the Partnership. In the event a Partner Transfers its interest in the Partnership, the transferee and transferor shall be jointly and severally liable for any liability with respect to the obligations of the transferor Partner under this Section 10.05(b).

(c)Other than as required by the preceding paragraph, all elections required or permitted to be made by the Partnership under the Code or any applicable state or local tax law shall be made by the General Partner in its sole and absolute discretion.

(d)In the event of a transfer of all or any part of the Partnership Interest of any Partner, the Partnership, at the option of the General Partner, may elect pursuant to Section 754 of the Code to adjust the basis of the Properties. Notwithstanding anything contained in Article V of this Agreement, any adjustments made pursuant to Section 754 shall affect only the successor in interest to the transferring Partner and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Partners for any purpose under this Agreement. Each Partner will furnish the Partnership with all information necessary to give effect to such election.

IV. Except as specifically defined herein, all capitalized terms shall have the definitions provided in the Partnership Agreement. This Eleventh Amendment has been authorized by the General Partner pursuant to Article XI of the Partnership Agreement and does not require execution by the Limited Partners. No other changes to the Partnership Agreement are authorized under this Eleventh Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Eleventh Amendment has been executed as of the date first above written.
GENERAL PARTNER:

HERSHA HOSPITALITY TRUST,
a Maryland real estate investment trust

By:/s/ Ashish R. Parikh _____________________
Name: Ashish R. Parikh
Title: Chief Financial Officer